Herman Miller Reports Significant Sales and Order Growth; Operational Progress in the First Quarter of FY2011

Webcast to be held Friday, September 17, 2010, at 9:30 AM EDT

Release	Immediate
Date	September 16, 2010
Contact	Jeff Stutz (616) 654 8538 or jeff_stutz@hermanmiller.com Greg Bylsma (616) 654 7578 or greg_bylsma@hermanmiller.com Media: Mark Schurman (616) 654 5498 or mark_schurman@hermanmiller.com
Address	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
Internet	www.hermanmiller.com

Herman Miller, Inc. (NASDAQ: MLHR), today announced results for its first quarter ended August 28, 2010. Net sales in the quarter of $380.7 million were 17.5% higher than the prior year first quarter and up 18.4% sequentially relative to the fourth quarter of last fiscal year. Consolidated orders in the first quarter totaled $393.8 million, reflecting year-over-year and sequential-quarter increases of 22.3% and 8.0%, respectively. Diluted earnings per share in the first quarter were $0.22 compared to $0.14 in the same period last year. Excluding the per-share impact of previously announced restructuring actions, adjusted earnings per share in the first quarter were $0.23. In the first quarter of last fiscal year, Herman Miller reported adjusted earnings per share of $0.22, an amount which included $0.05 per share related to favorable adjustments to income tax reserves.

Brian Walker, Chief Executive Officer, stated, “Order rates in our business were remarkably consistent this quarter, significantly outpacing the levels we reported in both the prior year and prior quarter. We were particularly encouraged to see a notable improvement in orders within our core North American office market, which in recent quarters has lagged the other areas of our business. We made solid progress this quarter across a range of initiatives, including the launch of our Thrive ergonomic

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solutions portfolio, development of an upcoming e-commerce retail storefront, and the completion of our aggressive fall product launch schedule. These advances and the improvement we’ve seen in market demand confirm we are gaining traction as a business and are well positioned to grow share in the markets we serve.”

FINANCIAL HIGHLIGHTS (Dollars in millions, except per share data)
	Three Months Ended

	8/28/10		8/29/09		Percent
					Change
Net Sales	$380.	7	$324.	0	17.	5%
Gross Margin %	32.	5%	33.	2%	N/A
Operating Expenses	$93.	5	$90.	8	3.	0%
Restructuring Expenses	$0.	9	$2.	6	(65.	4)%
Operating Earnings %	7.	7%	4.	4%	N/A
Adjusted Operating Earnings % *	6.	5%	6.	2%	N/A
Net Earnings	$16.	1%	$8.	4	91.	7%
Earnings Per Share – Diluted	$0.	22	$0.	14	57.	1%
Adjusted Earnings Per Share – Diluted *	$0.	23	$0.	22	4.	5%
Orders	$393.	8	$322.	1	22.	3%
Backlog	$257.	1	$237.	3	8.	3%

*Items indicated represent Non-GAAP measurements; see “Reconciliation of Non-GAAP Financial Measures” below.

First Quarter 2011 Financial Results

Net sales within Herman Miller’s North American business segment totaled $311.1 million in the first quarter, representing an increase of 15.4% from the same period last fiscal year. The company’s non-North American business segment reported sales of $58.7 million in the first quarter, an increase of 40.4% from a year ago. New orders in the first quarter within the North American segment increased 21.6% from the prior year period, whereas the company’s non-North American segment reported an increase in orders of 32.5%.

Herman Miller’s consolidated gross margin in the first quarter was 32.5%. This compares to 33.2% reported in the prior year first quarter and 32.8% in the fourth quarter of fiscal 2010. Despite the improvement in net sales, the decrease in gross

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margin percentage relative to both prior year periods was driven by comparatively higher levels of price discounting and increased commodity costs. The company also recognized expenses in the first quarter related to its EVA-based employee incentive bonus program. No such incentive bonus expenses were recognized in connection with this program during fiscal year 2010.

Operating expenses in the first quarter of $93.5 million increased $2.7 million from the same quarter last year. The expenses in the prior year included a pre-tax charge of $4.5 million associated with a debt tender offer transaction which was completed in July 2009. Excluding this charge, the year-over-year increase in operating expenses totaled $7.2 million. Approximately $3.6 million of the increase relates to incremental operating expenses from the consolidation of Colebrook Bosson Saunders (CBS) and Living Edge – a furniture dealer based in Australia. These businesses were acquired by Herman Miller during the fourth quarter of fiscal 2010. Development and marketing expenses associated with upcoming product launches, accruals for employee incentives and wage recovery benefits, and volume-related cost increases also contributed to the year-over-year growth in operating expenses. These expense increases were partially offset in the quarter by favorable adjustments related to the contingency-based components of the Nemschoff purchase price. These adjustments reduced operating expenses in the period by $5.3 million. By comparison, the company recorded $1.2 million in favorable adjustments to these purchase price liabilities in the prior year first quarter.

Herman Miller’s first quarter results include pre-tax restructuring expenses totaling $0.9 million, all of which relate to previously announced actions. The company recognized pre-tax restructuring expenses of $2.6 million and $9.6 million in the first and fourth quarters of last fiscal year, respectively.

Greg Bylsma, Chief Financial Officer, stated, “Our first quarter sales were the highest we have seen in almost two years. After five consecutive quarters of year-over-year declines, we’ve now had three consecutive quarters of order growth. This relative strength has helped drive consistent growth in our order backlog, which increased 8.3% over the prior year and 5.5% from the end of fiscal 2010. While the increase in sales this quarter did drive improved leverage against fixed manufacturing expenses, higher discounting, incentive bonus accruals, and increased commodity prices more than offset this benefit. The majority of the incremental price discounting reflected in our results this quarter related to a few large projects as opposed to a broad-based shift in our pricing. Because of this and the other cost pressures in the quarter, we did not generate the level of earnings leverage we’ve historically achieved in the business. That said, we did report a 24% increase in adjusted operating earnings relative to the first quarter of last year.”

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Changes in currency exchange rates drove a pre-tax foreign exchange transaction loss of $0.9 million in the first quarter. This compares to a net currency-related transaction loss of $0.1 million in the year-ago period, and a $0.7 million currency gain in the fourth quarter of fiscal 2010. These gains and losses are reflected as components of “Other Expense, net” on the company’s Condensed Consolidated Statements of Operations.

Herman Miller’s effective income tax rate in the first quarter was 30.8%. This was below the U.S. statutory rate primarily due to tax benefits from the manufacturer’s deduction under the 2004 American Jobs Creation Act. The company also recognized a foreign tax credit related to the payment of an inter-company cash dividend during the quarter. In the prior year first quarter, Herman Miller’s effective tax rate was a credit of 0.7%, which was largely driven by the reductions to income tax reserves due to the closure of IRS audits. These reserve adjustments reduced income tax expenses by $2.9 million, thereby increasing diluted earnings per share by $0.05 in the prior year first quarter.

The company’s cash position at the end of the first quarter was $138.8 million, up from $134.8 million at the end of fiscal 2010. Cash flow from operations in the quarter of $10 million reflected a net use of working capital in support of increased sales and production levels. In the prior year first quarter, cash flow from operations totaled $27.2 million. Capital spending in the first quarter of $5.8 million was flat with the prior year level.

Mr. Walker concluded, “Given the continued uncertainty surrounding the broader economic recovery, our visibility around long-term customer demand remains unclear. Still, there is a sense of momentum building within Herman Miller. We are encouraged by the relative strength and consistency of customer demand throughout the first quarter. This was met with solid progress in the advancement of our operational agenda, including putting the finishing touches on an exciting lineup of new products scheduled for release later this year. It was a good start to the fiscal year, and we are as confident as ever in our speed and direction as a company.”

The company announced a live webcast to discuss the results of the first quarter of fiscal 2011 on Friday, September 17, 2010, at 9:30 a.m. EDT. To ensure your access to the webcast, you should allow extra time to visit the company’s website at www.hermanmiller.com to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

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Supplemental Reconciliation: Components of Earnings Per Share

The following table summarizes the components of the numerator and denominator used in the calculation of earnings per share for the periods indicated.

Earnings Per Share - Basic	Three Months Ended
	8/28/10	8/29/09
Numerator (in millions):

Net Earnings	$16.1	$8.4

Denominator:

Weighted-Average Common Shares Outstanding	56,976,466	55,164,729

Earnings Per Share - Diluted	Three Months Ended
	8/28/10	8/29/09
Numerator (in millions):
Net Earnings	$16.1	$8.4
Adjustment to earnings related to contingent purchase consideration that can be settled in common stock at the company’s option, net of tax	(3.3)	(0.7)

Numerator for diluted EPS	$12.8	$7.7

Denominator:
Weighted-Average Common Shares Outstanding	56,976,466	55,164,729
Potentially dilutive shares resulting from stock plans and contingent consideration issued for acquisition	888,555	1,684,900

Denominator for diluted EPS	57,865,021	56,849,629

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Reconciliation of Non-GAAP Financial Measures

This release contains Adjusted Earnings per Share and Adjusted Operating Earnings measures, which are both Non-GAAP financial measures. Adjusted Earnings per Share and Adjusted Operating Earnings are calculated by excluding from Earnings per Share and Operating Earnings items that we believe are not indicative of our ongoing operating performance. For the periods covered by this release, such items consist of expenses associated with restructuring actions taken to adjust our cost structure to the current business climate, adjustments to acquisition-related contingent purchase price liabilities, and expenses associated with the retirement of debt obligations as transacted through a tender offer. We present Adjusted Earnings per Share and Adjusted Operating Earnings because we consider them to be important supplemental measures of our performance and believe them to be useful to show ongoing results from operations.

Adjusted Earnings per Share and Adjusted Operating Earnings are not measurements of our financial performance under GAAP and should not be considered an alternative to Earnings per Share or Operating Earnings under GAAP. Adjusted Earnings per Share and Adjusted Operating Earnings have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating Adjusted Earnings per Share and Adjusted Operating Earnings, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted Earnings per Share and Adjusted Operating Earnings should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using Adjusted Earnings per Share and Adjusted Operating Earnings only as a supplement.

The following table reconciles Adjusted Earnings per Share to Earnings per Share for the periods indicated.

		Three Months Ended
		8/28/10	8/29/09
Earnings per Share - Diluted		$0.22	$0.14
Add back:	Restructuring expenses	0.01	0.03
Add back:	Tender offer settlement charges		0.05
Adjusted Earnings per Share – Diluted		$0.23	$0.22

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The following table reconciles Adjusted Operating Earnings to Operating Earnings for the periods indicated.

	Three Months Ended
	8/28/10	8/29/09
Operating Earnings ($mm)	$29.2	$14.1
Add: Restructuring expenses	0.9	2.6
Less: Adjustments to contingent purchase consideration	(5.3)	(1.2)
Add: Tender offer settlement charges		4.5
Adjusted Operating Earnings	$24.8	$20.0

About Herman Miller

Herman Miller works for a better world around you—with inventive designs, technologies and related services that improve the human experience wherever people work, heal, learn, and live. Its curiosity, ingenuity, and design excellence create award-winning products and services, resulting in more than $1.3 billion in revenue in fiscal 2010. Innovative business practices and a commitment to social responsibility have also established Herman Miller as a recognized global company. In 2010, Herman Miller was again cited by FORTUNE as the "Most Admired" in its industry and among the "100 Best Companies to Work For" in America, while Fast Company has named Herman Miller among its 2010 "Innovation All-Stars." Herman Miller trades on the NASDAQ Global Select Market under the symbol MLHR.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, employment and general economic conditions, the pace of economic recovery in the U.S., and in our International markets, the increase in white-collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive-pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, currency fluctuations, the ability to increase prices to absorb the additional costs of raw materials, the financial strength of our dealers and the financial strength of our customers, the mix of our

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products purchased by customers, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, the outcome of pending litigation or governmental audits or investigations, political risk in the markets we serve, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc. undertakes no obligation to update, amend or clarify forward-looking statements.

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Financial highlights for the quarter ended August 28, 2010 follow:

Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share data)

	Three Months Ended
	August 28, 2010		August 29, 2009
Net Sales	$380.7	100.0%	$324.0	100.0%
Cost of Goods Sold	257.1	67.5%	216.5	66.8%
Gross Margin	123.6	32.5%	107.5	33.2%
Operating Expenses	93.5	24.6%	90.8	28.0%
Restructuring Expenses	0.9	0.2%	2.6	0.8%
Operating Earnings	29.2	7.7%	14.1	4.4%
Other Expense, Net	6.0	1.6%	5.8	1.8%
Earnings before Taxes	23.2	6.1%	8.3	2.6%
Income Taxes	7.1	1.9%	(0.1)	0.0%
Net Earnings	16.1	4.2%	$8.4	2.6%
Earnings Per Share – Basic	$0.28		$0.15
Weighted Average Basic Common Shares	56,976,466		55,164,729
Earnings Per Share – Diluted	$0.22		$0.14
Weighted Average Diluted Common Shares	57,865,021		56,849,629

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Herman Miller, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited) (Dollars in millions)

	Three Months Ended
	August 28, 2010	August 29, 2009

Net Earnings	$16.1	$8.4
Cash Flows provided by Operating Activities	10.0	27.2
Cash Flows used for Investing Activities	(5.7)	(43.4)
Cash Flows used for Financing Activities	(1.6)	(76.7)
Effect of Exchange Rates	1.3	0.3
Net Increase/(Decrease) in Cash	4.0	(92.6)
Cash, Beginning of Period	$134.8	$192.9
Cash, End of Period	$138.8	$100.3

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Herman Miller, Inc.
Condensed Consolidated Balance Sheets
(Unaudited) (Dollars in millions)	Three Months Ended
	August 28, 2010	May 29, 2010
Assets
Current Assets
Cash and Equivalents	$138.8	$134.8
Marketable Securities	11.0	12.1
Accounts Receivable (Net)	163.0	144.7
Inventories	67.3	57.9
Prepaid Expenses and Other	47.5	45.2
Totals	427.6	394.7
Net Property and Equipment	172.4	175.2
Other Assets	201.5	200.7
Total Assets	$801.5	$770.6
Liabilities and Shareholders’ Equity
Current Liabilities
Unfunded Checks	$6.4	$4.3
Current Long-term Debt	100.0	100.0
Accounts Payable	104.4	96.3
Accrued Liabilities	130.0	112.4
Totals	340.8	313.0
Long-term Debt	201.0	201.2
Other Noncurrent Liabilities	161.5	176.3
Total Liabilities	703.3	690.5
Shareholders’ Equity	98.2	80.1
Total Liabilities and Shareholders’ Equity	$801.5	$770.6

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